Exhibit 99.1

Contacts

Investors: Peter Vozzo, 301-398-4358 Media: Jamie Lacey, 301-398-4035 http://www.medimmune.com

MEDIMMUNE, INC. ANNOUNCES CONVERTIBILITY OF 1.375%

CONVERTIBLE SENIOR NOTES DUE 2011 AND 1.625% CONVERTIBLE

 SENIOR NOTES DUE 2013

GAITHERSBURG, MD, May 2, 2007 — MedImmune, Inc. (Nasdaq: MEDI) today announced that, in connection with the previously disclosed pending acquisition of MedImmune by AstraZeneca PLC pursuant to a “first-step” cash tender offer by an indirect wholly owned subsidiary of AstraZeneca PLC for all outstanding MedImmune shares at $58.00 per share followed by a “second-step” cash merger at the same per share price, MedImmune is delivering a notice to holders of its 1.375% Convertible Senior Notes Due 2011 and 1.625% Convertible Senior Notes Due 2013, pursuant to the indentures under which the notes were issued (the “Indentures”), of the anticipated Fundamental Change and Make-Whole Fundamental Change (in each case, as defined in the Indentures) that will occur upon the consummation of the “second-step” merger. The anticipated effective date of the merger is June 16, 2007.

As more fully described in the notice to noteholders, in accordance with Section 10.01(A)(iv), 10.01(C) and 10.14(D) of the Indentures, notes may be converted at any time during the period beginning on Wednesday, May 2, 2007, and ending on, and including, the later of (i) the date that is 30 Business Days (as defined in the Indentures) after the actual effective date of the merger, which MedImmune will announce no later than the third Business Day after the effective date of the merger and (ii) the “Fundamental Change Repurchase Date,” which MedImmune will announce within 20 Business Days after the consummation of the merger (the “Make-Whole Conversion Period”).

The conversion rate in effect as of May 2, 2007 is 29.9679 shares of MedImmune common stock per $1,000 principal amount of notes.  If the merger were to occur on June 16, 2007, then the conversion rate applicable to notes surrendered during the Make-Whole Conversion Period would be, with respect to the 2011 notes, 30.9514 shares of MedImmune common stock per $1,000 principal amount of notes and, with respect to the 2013 notes, 31.4754 shares of MedImmune common stock per $1,000 principal amount of notes.  If the effective date of the merger were to occur after June 16, 2007, then the conversion rate applicable to notes surrendered during the Make-Whole Conversion Period would decrease by approximately 0.000188 shares per day, with respect to the 2011 notes, and 0.000052 shares per day, with respect to the 2013 notes, after June 16, 2007 and on or before July 15, 2007.  Holders of notes that are converted during the Make-Whole Conversion Period, however, will be entitled to the increase in conversion rate only if the merger is actually consummated. Therefore, if a holder converts notes on or after May 2, 2007, but the merger is not consummated, then the holder will not be entitled to the increased conversion rate. Because the merger is subject to certain conditions, including the successful completion of the “first-step” tender offer that is itself conditioned on the occurrence of various events, MedImmune cannot be sure when, or if, the merger will occur.

Holders of notes should read carefully the notice they will be receiving regarding the convertibility of the notes in connection with the anticipated Fundamental Change and Make-Whole Fundamental Change, as it contains important information as to the procedures and timing for the conversion of the notes.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of MedImmune.  MedImmune stockholders are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.  At the time the offer is commenced, AstraZeneca will file tender offer materials with the U.S. Securities and Exchange Commission, and MedImmune will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.  The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer.  Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by AstraZeneca or MedImmune with the SEC at the website maintained by the SEC at www.sec.gov. The Offer to Purchase and related materials may be obtained for free by directing such requests to AstraZeneca (Investor Relations) at +44 (0) 207 304 5000. The Solicitation/Recommendation Statement and such other documents may be obtained by directing such requests to MedImmune at 301 398 4358.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, AstraZeneca and MedImmune file annual, quarterly and special reports, proxy statement and other information with the U.S. Securities and Exchange Commission.   These documents are available to the public from commercial document-retrieval services and at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the risks to both companies that the acquisition of MedImmune will not be consummated as the transaction is subject to certain closing conditions.  In addition, if and when the transaction is consummated, there will be risk and uncertainties related to AstraZeneca’s ability to successfully integrate the products and employees of AstraZeneca and MedImmune.  These risks, uncertainties and other factors, and the general risks associated with the respective businesses of AstraZeneca and MedImmune as described in the reports and other documents filed by each of them with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements.  All forward-looking statements are based on information currently available to AstraZeneca and MedImmune, and neither AstraZeneca nor MedImmune assumes any obligation to update any such forward-looking statements included in this press release.

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